Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Severance Agreement”) is between Southcross Energy Partners GP, LLC (“Company”), and John E. Bonn (“Executive”) and is effective as of February 21, 2017;

WHEREAS, Executive accepted employment with the Company pursuant to an Employment Agreement dated March 5, 2015 (the “Employment Agreement”);

WHEREAS, the Parties incorporate by reference herein the Definitions from Section 1 of the Employment Agreement;

WHEREAS the Company has decided to terminate Executive’s employment without Cause effective January 6, 2017 (“Termination Effective Date”);

WHEREAS, the Parties mutually desire to enter into this Severance Agreement and settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Severance Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company and the termination thereof;

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Mutual General Release; No Additional Benefits. Executive agrees for Executive, Executive’s spouse, children, if any, heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Southcross Energy Partners GP, LLC, a Delaware limited liability company and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, managers, members, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) Executive’s employment with Company or its subsidiaries or the termination thereof or (b) Executive’s status at any time as a holder of any securities of Company or any of its parent, affiliated, related and/or subsidiary entities, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, that Executive Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension or welfare benefit plans in which Executive is a participant by virtue of his employment with Company or its subsidiaries, (ii) any rights under that certain Employment Agreement, dated as of March 5, 2015, by and between Company and Executive, (iii) any rights of indemnification Executive may have under any written agreement between Executive and Company (or its affiliates), Company’s Certificate of Formation, the Partnership’s Third Amended and Restated Limited Partnership Agreement, any applicable statute or common law, or pursuant to any applicable insurance policy, (iv) unemployment compensation, (v) contractual rights to vested equity awards, (vi) COBRA benefits and (viii) any rights that may not be waived as a matter of law. Executive agrees that this Agreement resolves all outstanding issues arising from Executive’s employment and Executive acknowledges and agrees that Executive has received all compensation and benefits to which Executive would otherwise be entitled through the Termination Effective Date. Executive shall receive no compensation or benefits from the Company in addition to those set forth in this Agreement.

The Company agrees to forever release, discharge, and covenant not to sue Executive from any and all known claims, debts, demands, accounts, judgments, rights cause of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, which the Company has or may have had against Executive based on any events or circumstances arising or occurring on or prior to the date this release is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment with Company or its subsidiaries or the termination thereof, including the restrictive covenants contained in the Employment Agreement, the Southcross Holdings, LP Class B Unit Award Agreement & Joinder Agreement dated as of August 1, 2016, and the 2012 Long-Term Incentive Plan Phantom Unit Agreement; provided, however, that the Company is not releasing Executive from any unknown claims for embezzlement, fraud, dishonesty or nonpayment of any obligation owed to the Company or any Affiliate. For the sake of clarity, the Company and any Affiliate are not presently aware of any claims for embezzlement, fraud, dishonesty or nonpayment of obligation.

2. Benefits and Equity Plans. The Company acknowledges (A) that Executive has received all accrued and unused paid time off to which he was entitled in accordance with the Company policies applicable to Executive, and (B) that Employee has received Executive’s post-employment entitlements under the terms of the Southcross Energy Partners, L.P. 2016 Cash Based Long-Term Incentive Plan Award Agreement dated April 1, 2016. Executive acknowledges and agrees that he is entitled to no benefits under Executive’s Southcross Holdings LP Class B Unit Award Agreement & Joinder Agreement dated as of August 1, 2016, between Southcross Holdings LP and Executive, and Executive’s Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan Phantom Unit Agreement.

3. Confidentiality: The parties agree that they will keep the terms and existence of this Severance Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that they will not communicate or otherwise disclose to any employee of the Company (past, present, or future), or to a member of the general public, the terms or existence of this Severance Agreement, except as may be required by law or compulsory process; provided however, that Executive may disclose this Severance Agreement to his attorneys, spouse, and/or any tax or accounting providers that he chooses to consult about his tax obligations under this Agreement, and the Company shall be entitled to make any necessary disclosures as required by the Securities and Exchange Commission. If asked about any of such matters, Executive’s and the Company’s response shall be that they do not care to discuss any of such matters.

4. Terms: Pursuant to Section 5(b) of the Employment Agreement, provided Executive has executed this Severance Agreement and not revoked the Severance Agreement pursuant to Section 7 below, the Company shall, beginning on the First Payment Date, pay Executive the Severance Payment during the Severance Period.

5. Rights Upon Breach: In the event that Executive breaches any provision of this Severance Agreement and/or any surviving section of the Employment Agreement, the Company’s obligations to continue making payments under Section 3 above shall cease.

6. Cooperation: Executive will cooperate in all reasonable respects with the Releasees in connection with any business matter and any existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against any of the Releasees to the extent the Company reasonably deems necessary.

7. Return of Company Property: Executive represents that he has returned any and all Company property in his possession, custody or control, including without limitation, office access card, hot spot device, parking card and laptop, which Company acknowledges have all been returned to it. The Company has agreed that Executive may keep the iPhone and iPad issued to him during his employment.

8. Revocation: Executive may revoke this Severance Agreement by notice to the other party, in writing, within seven (7) days of the date of its execution by Executive (the “Revocation Period”) by faxing notice to Kelly Jameson at 214-979-3890. Executive agrees that he will not receive the consideration provided by this Severance Agreement if he revokes this Severance Agreement. Executive also acknowledges and agrees that if Employer has not received from him written notice of his revocation of this Severance Agreement prior to the expiration of the Revocation Period, Executive will have forever waived his right to revoke this Severance Agreement, and this Severance Agreement shall thereafter be enforceable and have full force and effect.

9. Nondisclosure: Executive agrees that during the course of his employment, he had access to confidential or proprietary information or trade secrets of or relating to Company, Southcross Energy Partners, LP and/or Southcross Holdings, LP or any of their respective subsidiaries, including, without limitation, information with respect to Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”). Executive agrees that he shall not use or disclose, directly or indirectly, the Proprietary Information to any third party at any time in the future. However, Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company (if lawfully permitted to do so), the earliest possible notice thereof, and as much in advance as of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10. NonSolicitation of Employees: During the Severance Period, Executive agrees that he shall not, directly or indirectly recruit or otherwise solicit or induce any employee or supplier of Southcross Energy Partners, LP and/or Southcross Holdings, LP or any of their respective subsidiaries (a) to terminate its employment or arrangement with the Company, or (b) hire or cause to be hired any person was employed by Southcross Energy Partners, LP and/or Southcross Holdings, LP during the 3 month period immediately prior to such date of hire of such person.

11. Clawback. Executive agrees that all compensation and benefits provided by the Company pursuant to the Southcross Energy Partners, L.P. Amended and Restated Long-Term Incentive Plan (“Plan”) will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment terms of the Plan.

12. Non-Admissions: The Parties acknowledge that by entering into this Severance Agreement, neither admits, and does specifically deny, any violation of any local, state, or federal law.

13. Severability: If any provision of this Severance Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Severance Agreement continuing in full force and effect.

14. Entire Agreement: This Severance Agreement constitutes the entire agreement between the parties, and supersedes and replaces all prior and contemporaneous negotiations and agreements, oral or written except that Executive shall continue to have all obligations under Sections 9 and 19 of the Employment Agreement and Section 8(o) of the LTIP which shall remain in full force and effect. This Severance Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

15. Governing Law: This Severance Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

16. Statement of Understanding: By executing this Severance Agreement, Executive acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Severance Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by Employer to consult with an attorney regarding the terms of this Severance Agreement; (c) he has consulted with, an attorney of his own choosing regarding the terms of this Severance Agreement; (d) he has read this Severance Agreement and fully understand its terms and their import; (e) except as provided by this Severance Agreement, he has no .contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) he is entering into this Severance Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

[signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Severance Agreement as of the Effective Date:

SOUTHCROSS ENERGY PARTNERS GP, LLC		JOHN E. BONN:

By:	/s/ Kelly Jameson	/s/ John E. Bonn
	Printed Name: Kelly Jameson	Printed Name: John E. Bonn
Title: Senior Vice President

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